NEWS
For immediate release                                   Contacts:

                                                        Investors
                                                        Noreen Centracchio
                                                        (703) 246-0380
                                                        ncentracchio@anteon.com

                                                        Media
                                                        Tom Howell
                                                        (703) 246-0525
                                                        thowell@anteon.com


            ANTEON ANNOUNCES APPOINTMENT OF CHARLES REAM AS NEW CFO

         CARLTON CRENSHAW TO RETIRE AFTER DISTINGUISHED FINANCIAL CAREER

FAIRFAX, VA, April 30, 2003 - Anteon International Corporation (NYSE: ANT), a leading information technology and systems engineering and integration company, announced today that Charles S. Ream, former Senior Vice President and CFO of Newport News Shipbuilding Inc., is slated to become its Chief Financial Officer. Mr. Ream, who joined Anteon as an Executive Vice President on April 28, 2003, will succeed Carlton Crenshaw, who will retire in early May after more than 37 years in the financial community, including the last seven years as Anteon's CFO.

     As CFO of Newport News Shipbuilding, Mr. Ream was responsible for managing the financial operations of a $2.2 billion revenue publicly held (NYSE) company with over 18,000 employees at the time it was acquired in 2001. Mr. Ream has over 30 years of financial management experience, having previously served as Senior Vice President, Finance of Raytheon Systems Company from 1998 to 2000 and CFO of Hughes Aircraft Company from 1994 to 1998. Prior to joining Hughes, Mr. Ream was a Partner with Deloitte & Touche.

     Joseph M. Kampf, Anteon President and CEO, stated, "This is truly a day of mixed emotions. Carlton has, indeed, played a key role in our Company's success, including the outstanding first quarter earnings results announced in this morning's press release. He also developed a financial and accounting infrastructure to support the Company's eight-fold growth over seven years. Most importantly, Carlton earned the trust and respect of "Team" Anteon personnel and the investment community. We are saddened that Carlton is leaving Anteon, but thrilled that he and his wife, Linda, will have a happy and well deserved retirement together.

     Looking to the future, we are extremely fortunate to have attracted an individual of Chuck's caliber to serve as our new CFO. Chuck is regarded throughout the investment community and by his peers as a high-integrity finance executive with an outstanding track record. He has `been there' on the management teams of multi-billion dollar publicly owned firms. As we pursue that plateau, I am fully confident that Chuck is the right finance executive to help us achieve our ambitious goals," Mr. Kampf concluded.

     "I am very proud of Anteon's accomplishments, and the role I have played in the Company's success," said Carlton Crenshaw. "I have great confidence in the Company's current positioning and plans for the future and look forward to participating in the Company's growth as a long-term shareholder. I leave with the confidence that the Anteon finance organization is in the capable hands of Chuck Ream, who will be an invaluable asset to "Team" Anteon."

     Chuck Ream said, "I am excited about joining Anteon's dynamic team. The Company operates very successfully in a very robust marketplace and has a solid financial management base upon which to build. I look forward to working with Joe Kampf and all of my new colleagues to capitalize on the many terrific business opportunities ahead."

About Anteon

     Anteon, headquartered in Fairfax, Virginia, is a leading information technology and systems engineering and integration company providing support to the federal government and international sectors. For over 26 years, the Company has designed, integrated, maintained and upgraded state-of-the-art systems for national defense, intelligence, emergency response and other high priority government missions. The Company also provides many of its government clients with the systems analysis, integration and program management skills necessary to manage the development and operations of their mission critical systems. With 2002 reported revenue of $826 million, the Company has more than 5,900 employees and over 80 offices worldwide and frequently ranks among the top information technology integrators based on independent surveys. For more information, visit www.anteon.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by forward-looking statements. These risks and uncertainties include the Company's dependence on continued funding of U.S. government programs, government contract procurement and termination risks including risks associated with protests, and other risks described in the Company's Securities and Exchange Commission filings.

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